Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Beth Johnson	904-357-9136

Rayonier Advanced Materials Provides Additional Information Regarding Recent 8-K Filing
Jacksonville, Fla., August 19, 2015---After the market close on August 18, 2015, Rayonier Advanced Materials (NYSE:RYAM) filed an 8-K with the SEC discussing a lawsuit filed in Georgia state court for a declaratory judgment confirming the meaning of certain language in its supply agreement with its largest customer, Eastman Chemical (the “Supply Agreement”). RYAM believes it would be helpful to investors and analysts to provide some additional detail relating to the dispute.
Specifically, the action asks the court to confirm its interpretation of certain provisions of the Supply Agreement which impact the price and, in some cases, the volume required to be purchased by Eastman. The Supply Agreement was entered into by RYAM and Eastman effective January 1, 2012 and goes through calendar year 2018. This dispute relates to the 2016 and future contract years and should not impact either price or volume in 2015.
The primary language at issue involves “meet or release” provisions of the Agreement. These provisions allow Eastman to obtain bona fide third party offers that meet the requirements of the Supply Agreement for similar cellulose specialties products, and would require RYAM to either meet such price or release the volume, thereby allowing Eastman to purchase the volume from the third party. RYAM strongly believes that the language of the Supply Agreement as well as past practices of the parties make clear that the volume subject to this meet or release provision is limited to 7,500 metric tons per year, which is less than 2% of its total expected cellulose specialties sales volume to all RYAM customers in 2015. RYAM is seeking expedited resolution of this matter with the court.
Eastman filed an action in Tennessee in which it asserts that its entire annual purchase obligation under the Supply Agreement is subject to the aforementioned “meet or release” provision, rather than only 7,500 tons. In the unlikely event that Eastman were to prevail in this action, RYAM would have to either match the pricing of the bona fide offers that meet all requirements of the Supply Agreement, thereby retaining the Eastman volumes, or release a portion or all of the volumes should it deem the sale at such prices to be unattractive.
RYAM Chairman, President and CEO Paul Boynton stated, “Pricing negotiations are always spirited debates around a number of factors and threatened or actual litigation is one tool that parties can employ. Although Rayonier Advanced Materials would have preferred to address any concerns or negotiations around pricing privately, Eastman’s August 4 action required us to take the necessary steps to protect our contractual arrangement.”
Mr. Boynton added, “We remain committed to resolving our differences with our largest customer in a constructive manner and continuing our 85 year relationship, which has been mutually beneficial to both parties, for many years to come.”
While no absolute assurances can be given, RYAM strongly believes that its legal position is the correct one and will be upheld.

About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can currently produce up to 675,000 metric tons of cellulose specialties products annually for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Upon completion of the strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.

Forward Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to, the risks and uncertainties attendant to litigation with Eastman Chemical.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com